Exhibit 5.1


                                LEON P. GARFINKLE
                                4700 de la Savane
                                    Suite 101
                                Montreal, Quebec
                                     H4P 1T7


                                                              July 19, 2001

Optimal Robotics Corp.
4700 de la Savane
Suite 101
Montreal, Quebec
H4P 1T7

Gentlemen,

     In connection with the Registration Statement on Form S-8 (the "Registration Statement") filed by Optimal Robotics Corp. (the "Company"), with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the "Act"), and the rules and regulations promulgated thereunder (the "Rules"), which relates to 3,000,000 Class "A" shares (the "Shares") of the Company which may be issued pursuant to the stock option plan of the Company known as the 1997 Stock Option Plan, as heretofore amended, (the "Option Plan"), I have been requested to render my opinion as to the legality of the Shares.

     In this connection, I have examined the Registration Statement, an original, photocopy or conformed copy of the Option Plan, as well as such other documents and corporate and public records as I have deemed relevant and necessary as the basis for the opinions herein expressed. I have also considered such questions of law as I have deemed relevant and necessary as the basis for the opinions herein expressed. In my examination of documents, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, and the conformity to original documents of all documents submitted to me as photostatic, reproduced or conformed copies, and the authenticity of all such latter documents.

     Based on the foregoing, I am of the opinion that:

     1. the issuance of Shares in respect of which options are currently outstanding under the Option Plan have been duly authorized by the Company and such shares, when issued for value pursuant to the due exercise of such options in accordance with their respective terms, will be validly issued and outstanding as fully paid and non-assessable shares in the capital of the Company; and

     2. Shares, when issued for value pursuant to the due exercise, in accordance with their respective terms, of options hereafter validly granted under the Option Plan, will be validly issued and outstanding as fully paid and non-assessable shares in the capital of the Company.

     I am qualified to practice law only in the Province of Quebec and do not purport to express any opinion herein concerning any law other than the laws of the Province of Quebec and the federal laws of Canada applicable to the opinions herein expressed.

     I consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not hereby agree that I come within the category of persons whose consent is required by the Act or the Rules.


                                        Yours very truly,

                                        /s/ Leon P. Garfinkle